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                                  EXHIBIT 99.1


                                  [LETTERHEAD]


              REGIS CORPORATION TO MERGE WITH SUPERCUTS, INC.
                       INDUSTRY LEADERS TO COMBINE

     MINNEAPOLIS, MN (July 15, 1996) -- In a joint press release, it was announced today that Regis Corporation (Nasdaq: RGIS), the largest owner and operator of mall-based hair and retail product salons in the world, has signed a merger agreement with Supercuts, Inc., (Nasdaq: CUTS), a national owner, operator and franchisor of over 1,150 affordable hair care salons, in a stock-for-stock merger transaction valued at approximately $150 million.

     Terms of the agreement call for each shareholder of Supercuts to receive
0.40 shares of Regis common stock, or approximately 4.6 million shares in total, representing a fully diluted ownership interest of approximately 19.5 percent of the combined companies. Based on Regis' closing stock price of $33.00 per share on Friday, July 12, 1996, Supercuts shareholders would receive value of approximately $13.20 per share. The transaction is intended to be accounted for as a pooling-of-interests.

     Paul Finkelstein, President and CEO of Regis Corporation said, "We are extremely pleased to announce a strategic merger of this magnitude between two salon industry leaders. This transaction provides the platform to significantly enhance our future growth opportunities outside the regional shopping mall environment."

     Steve Price, President and CEO of Supercuts stated, "This transaction is a marriage of great trade names and of complementary salon concepts."

     The transaction is subject to shareholder approval of both companies, and is anticipated to be completed in late calendar 1996. Regis expects minimal earnings dilution for the balance of the fiscal year ended June 30, 1997, absent a one-time special charge associated with transaction-related costs. The transaction is expected to be accretive to earnings in fiscal 1998, the first full year of operations for the merged companies.

     Merrill Lynch is serving as financial adviser to Regis Corporation for this transaction. Donaldson, Lufkin & Jenrette is representing Supercuts.

     Regis Corporation, based in Minneapolis, currently operates over 1,950 salons in five divisions: Regis Hairstylists, MasterCuts, Trade Secret, Wal-Mart and International. Supercuts, Inc., based in San Francisco, currently operates over 500 salons and franchises over 650 salons.


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